Exhibit 99.1

eBAY INC. REPORTS SECOND QUARTER 2009 RESULTS

San Jose, Calif., July 22, 2009 — eBay Inc. (Nasdaq: EBAY) today reported financial results for the second quarter ended June 30, 2009. The ecommerce company posted second quarter revenue of $2.10 billion, a $97.7 million year-over-year decrease. The year-over-year revenue growth of PayPal and Skype was offset by the effects of the stronger dollar and a modest decline in the Marketplaces business. The company recorded net income on a GAAP basis of $327.3 million or $0.25 per diluted share, and non-GAAP net income of $478.6 million or $0.37 per diluted share.

GAAP operating margin decreased to 19.6% for the quarter, compared to 24.8% for the same period last year. Non-GAAP operating margin decreased to 28.7% for the quarter, compared to 31.9% for the same period last year. The decrease in operating margins was caused primarily by the impact of the stronger dollar and the company’s continuing shift to faster growing, lower margin businesses, partially offset by strong cost controls.

eBay Inc. generated $730.7 million of operating cash flow during the second quarter. Free cash flow during the quarter was $602.3 million.

“We drove solid second quarter results, with strong momentum and market share gains at PayPal and continued stabilization in our core eBay business,” said eBay Inc. President and CEO John Donahoe. “We are managing our business with focus and discipline, delivering on our commitments while investing in our growth priorities. I’m pleased with our pace, our progress and our performance.”

Financial Highlights (presented in millions, except per share data and percentages)

	Second Quarter		Change
	2008	2009
Net revenue	$2,196	$2,098	$(98)	(4)%
GAAP
Net income	$460	$327	$(133)	(29)%
Earnings per diluted share	$0.35	$0.25	$(0.10)	(28)%
Non-GAAP
Net income	$568	$479	$(89)	(16)%
Earnings per diluted share	$0.43	$0.37	$(0.06)	(14)%

Quarterly Business Unit Discussion

Payments

The Payments business unit reported a strong quarter with $669.3 million in revenue, an increase of 11% year over year. Net total payment volume (TPV) for the quarter was $16.71 billion, an increase of 12%. The revenue and TPV growth was driven by continued momentum in PayPal Merchant Services and the contribution made by Bill Me Later. Continued increases in PayPal penetration on eBay helped offset the negative impact of lower addressable gross merchandise volume (GMV) on revenue and TPV. Active registered accounts reached 75.4 million, an increase of 20% year over year. The Payments business will continue to focus on the acquisition of new merchants, greater penetration into the Marketplaces business and the integration of Bill Me Later.

Marketplaces

The Marketplaces business unit, which consists of eBay, Shopping.com, StubHub, Kijiji and other ecommerce sites, recorded $1.26 billion in revenue, a 14% year-over-year decline. The revenue drop was attributable to the impact of the stronger dollar and the impact of challenging macroeconomic conditions. eBay Marketplaces continues to make progress in stabilizing its core business as the year-over-year decline in revenue slowed versus the prior quarter. Approximately 57% of Marketplaces revenue came from markets outside of the U.S. GMV (excluding vehicles) was $11.13 billion for the quarter, a decrease of 10%, compared to the second quarter of 2008. Online classifieds revenue increased 19% year over year. A focus on geographic, format and category expansion combined with improving trust, value and selection for customers are expected to drive future revenue.

Communications

Skype contributed $170.0 million in revenue for the quarter, representing 25% year-over-year growth. Skype added 37.3 million registered users during the quarter and ended the period with more than 480.5 million registered users. In addition to growing its user base, Skype is focused on product strategies to enhance customer engagement.

Other Selected Financial Results

•

Taxes — The GAAP effective tax rate for the quarter was 20%, compared to 19% for the second quarter of 2008. The non-GAAP effective tax rate was 20% for the second quarter of 2009, compared to 22% for the second quarter of 2008.

•

Cash and cash equivalents — The company’s cash and cash equivalents totaled $2.57 billion at June 30, 2009, compared to $3.19 billion at December 31, 2008. The acquisition of Gmarket for $1.21 billion was completed on June 15, 2009.

Business Outlook

•

Third quarter 2009 — eBay expects net revenues in the range of $2.050 to $2.150 billion with GAAP earnings per diluted share in the range of $0.22 to $0.24 and non-GAAP earnings per diluted share in the range of $0.34 to $0.36.

Quarterly Conference Call

eBay will host a conference call to discuss second quarter results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company’s Investor Relations web site at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, StubHub, Shopping.com, and others. eBay Inc. is headquartered in San Jose, California.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission, or SEC: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP to Non-GAAP Effective Tax Rate,” “Reconciliation of Operating Cash Flows to Free Cash Flow” and “Business Outlook” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries that are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the third quarter of 2009, and anticipated future stability and growth in the Marketplaces business unit. The company’s actual results could differ materially from those predicted and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: the impact of the credit crisis, economic downturn and other changes in political, business and economic conditions, including conditions that affect consumer confidence or ecommerce growth; fluctuations in foreign exchange rates; the company’s ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company’s need to increasingly achieve growth from its existing users, particularly in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company’s need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings in response to slowing growth; the regulatory, intellectual property, competitive and other risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities at reasonable cost; and the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	John Pluhowski	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Web site:	http://investor.ebay.com

eBay Inc.

Unaudited Condensed Consolidated Balance Sheet

	December 31, 2008	June 30, 2009
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$3,188,928	$2,573,617
Short-term investments	163,734	441,202
Accounts receivable, net	435,197	422,145
Loans and interest receivable, net	570,071	507,110
Funds receivable and customer accounts	1,467,962	1,905,871
Other current assets	460,698	399,955

Total current assets	6,286,590	6,249,900
Long-term investments	106,178	119,659
Property and equipment, net	1,198,714	1,254,769
Goodwill	7,025,398	7,796,090
Intangible assets, net	736,134	954,361
Other assets	239,425	191,510

Total assets	$15,592,439	$16,566,289

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$170,332	$186,491
Funds payable and amounts due to customers	1,467,962	1,905,871
Accrued expenses and other current liabilities	784,774	984,172
Deferred revenue and customer advances	181,596	215,728
Income taxes payable	100,423	38,102
Borrowings from credit agreement	1,000,000	400,000

Total current liabilities	3,705,087	3,730,364

Deferred and other tax liabilities, net	753,965	859,689
Other liabilities	49,529	54,664

Total liabilities	4,508,581	4,644,717

Total stockholders’ equity	11,083,858	11,921,572

Total liabilities and stockholders’ equity	$15,592,439	$16,566,289

eBay Inc.

Unaudited Condensed Consolidated Statement of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	(In thousands, except per share amounts)
Net revenues (2)	$2,195,661	$2,097,992	$4,387,884	$4,118,578
Cost of net revenues (1)	562,103	591,773	1,087,515	1,165,159

Gross profit	1,633,558	1,506,219	3,300,369	2,953,419

Operating expenses:
Sales and marketing (1)	496,883	464,500	1,011,437	867,816
Product development (1)	186,791	198,403	363,551	399,919
General and administrative (1)	263,161	257,498	544,882	525,789
Provision for transaction and loan losses	86,438	92,681	172,603	173,915
Amortization of acquired intangible assets	54,918	63,795	109,752	127,263
Restructuring	—	17,653	—	24,264

Total operating expenses	1,088,191	1,094,530	2,202,225	2,118,966

Income from operations (2)	545,367	411,689	1,098,144	834,453
Interest and other income (expense), net	22,766	(4,529)	49,510	13,563

Income before income taxes	568,133	407,160	1,147,654	848,016
Provision for income taxes	(107,788)	(79,818)	(227,591)	(163,561)

Net income	$460,345	$327,342	$920,063	$684,455

Net income per share:
Basic	$0.35	$0.25	$0.70	$0.53

Diluted	$0.35	$0.25	$0.69	$0.53

Weighted average shares:
Basic	1,312,007	1,288,815	1,322,854	1,286,407

Diluted	1,325,136	1,300,434	1,334,518	1,294,219

(1) Includes stock-based compensation as follows:

Cost of net revenues	$10,988	$11,696	$21,513	$26,480
Sales and marketing	24,560	29,203	48,351	62,889
Product development	24,676	25,072	48,169	55,751
General and administrative	31,625	30,463	61,197	65,160

	$91,849	$96,434	$179,230	$210,280

(2)	For the three-month period ended June 30, 2009, foreign currency movements against the dollar negatively impacted net revenues and operating income by approximately $178.3 million and $93.5 million, respectively, compared to the same period of the prior year. On a sequential basis, foreign currency movements against the dollar positively impacted net revenues and operating income by approximately $62.7 million and $23.6 million. For the six-month period ended June 30, 2009, foreign currency movements against the dollar negatively impacted net revenues and operating income by approximately $369.9 million and $175.7 million, respectively, compared to the same period of the prior year.

eBay Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	(In thousands)
Cash flows from operating activities:
Net income	$460,345	$327,342	$920,063	$684,455
Adjustments:
Provision for transaction and loan losses	86,438	92,681	172,603	173,915
Depreciation and amortization	173,359	197,805	339,339	395,094
Stock-based compensation expense	91,849	96,434	179,230	210,280
Changes in assets and liabilities, net of acquisition effects	(73,584)	16,456	(106,586)	(64,499)

Net cash provided by operating activities	738,407	730,718	1,504,649	1,399,245

Cash flows from investing activities:
Purchases of property and equipment, net	(121,683)	(128,454)	(256,327)	(219,388)
Changes in principal loans receivable, net	—	(14,469)	—	31,735
Purchases of investments	(14,618)	(38,863)	(23,928)	(52,457)
Maturities and sales of investments	28,690	—	32,707	5,944
Acquisitions, net of cash acquired	(10,100)	(1,209,433)	(159,064)	(1,209,433)
Other	(5,742)	15,094	(51,204)	15,415

Net cash used in investing activities	(123,453)	(1,376,125)	(457,816)	(1,428,184)

Cash flows from financing activities:
Proceeds from issuance of common stock	78,727	32,909	98,719	35,735
Repurchases of common stock, net	(562,134)	—	(1,554,695)	—
Excess tax benefits from stock-based compensation	2,811	14	3,824	16
Tax withholdings related to net share settlements of restricted stock awards and units	(2,619)	(2,064)	(13,943)	(19,412)
Net payments from borrowings under the line of credit	—	—	(200,000)	(600,000)

Net cash (used in) provided by financing activities	(483,215)	30,859	(1,666,095)	(583,661)

Effect of exchange rate changes on cash and cash equivalents	(893)	131,006	94,099	(2,711)

Net increase (decrease) in cash and cash equivalents	130,846	(483,542)	(525,163)	(615,311)
Cash and cash equivalents at beginning of period	3,565,182	3,057,159	4,221,191	3,188,928

Cash and cash equivalents at end of period	$3,696,028	$2,573,617	$3,696,028	$2,573,617

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type

	Three Months Ended
	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

	(In thousands, except percentages)
Net transaction revenues

Marketplaces	$1,233,307	$1,163,890	$1,046,227	$1,033,827	$1,056,917
Current quarter vs prior quarter	(3)%	(6)%	(10)%	(1)%	2%
Current quarter vs prior year quarter	9%	1%	(18)%	(18)%	(14)%
Percent of Marketplaces revenue from international	55%	52%	54%	51%	54%

Payments	580,287	576,302	604,186	604,833	630,162
Current quarter vs prior quarter	4%	(1)%	5%	0%	4%
Current quarter vs prior year quarter	34%	29%	12%	8%	9%
Percent of Payments revenue from international	44%	45%	45%	44%	45%

Communications	130,151	137,201	138,660	143,238	155,661
Current quarter vs prior quarter	9%	5%	1%	3%	9%
Current quarter vs prior year quarter	51%	46%	26%	20%	20%
Percent of Communications revenue from international	84%	82%	81%	82%	83%

Total net transaction revenues	1,943,745	1,877,393	1,789,073	1,781,898	1,842,740
Current quarter vs prior quarter	(0)%	(3)%	(5)%	(0)%	3%
Current quarter vs prior year quarter	18%	11%	(7)%	(8)%	(5)%

Marketing services and other revenues

Marketplaces	224,724	212,963	221,323	190,622	201,782
Current quarter vs prior quarter	4%	(5)%	4%	(14)%	6%
Current quarter vs prior year quarter	43%	29%	(0)%	(12)%	(10)%
Percent of Marketplaces revenue from international	61%	61%	62%	68%	71%

Payments	21,508	20,909	18,898	38,125	39,139
Current quarter vs prior quarter	(2)%	(3)%	(10)%	102%	3%
Current quarter vs prior year quarter	(2)%	(7)%	(19)%	74%	82%
Percent of Payments revenue from international	56%	52%	33%	6%	6%

Communications	5,684	6,266	6,552	9,941	14,331
Current quarter vs prior quarter	(13)%	10%	5%	52%	44%
Current quarter vs prior year quarter	71%	43%	30%	52%	152%
Percent of Communications revenue from international	66%	64%	61%	65%	68%

Total marketing services and other revenues	251,916	240,138	246,773	238,688	255,252
Current quarter vs prior quarter	3%	(5)%	3%	(3)%	7%
Current quarter vs prior year quarter	38%	25%	(2)%	(3)%	1%

Total net revenues	$2,195,661	$2,117,531	$2,035,846	$2,020,586	$2,097,992

Current quarter vs prior quarter	0%	(4)%	(4)%	(1)%	4%
Current quarter vs prior year quarter	20%	12%	(7)%	(8)%	(4)%

eBay Inc.

Unaudited Summary of Consolidated Net Revenues

Net Revenues by Segment

	Three Months Ended
	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

	(in thousands, except percentages)
Marketplaces	$1,458,031	$1,376,853	$1,267,550	$1,224,449	$1,258,699
Current quarter vs prior quarter	(2)%	(6)%	(8)%	(3)%	3%
Current quarter vs prior year quarter	13%	4%	(16)%	(18)%	(14)%
Percent of Marketplaces revenue from international	56%	53%	55%	54%	57%

Payments	601,795	597,211	623,084	642,958	669,301
Current quarter vs prior quarter	3%	(1)%	4%	3%	4%
Current quarter vs prior year quarter	33%	27%	11%	11%	11%
Percent of Payments revenue from international	44%	45%	45%	42%	43%

Communications	135,835	143,467	145,212	153,179	169,992
Current quarter vs prior quarter	8%	6%	1%	5%	11%
Current quarter vs prior year quarter	51%	46%	26%	21%	25%
Percent of Communications revenue from international	83%	82%	80%	80%	81%

Total net revenues	$2,195,661	$2,117,531	$2,035,846	$2,020,586	$2,097,992

Current quarter vs prior quarter	0%	(4)%	(4)%	(1)%	4%
Current quarter vs prior year quarter	20%	12%	(7)%	(8)%	(4)%

Net Revenues by Geography*
	Three Months Ended
	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

	(in thousands, except percentages)
U.S. net revenues	$1,002,189	$1,001,637	$941,368	$968,584	$959,697
Current quarter vs prior quarter	(2)%	(0)%	(6)%	3%	(1)%
Current quarter vs prior year quarter	12%	8%	(9)%	(5)%	(4)%
Percent of total	46%	47%	46%	48%	46%

International net revenues	1,193,472	1,115,894	1,094,478	1,052,002	1,138,295
Current quarter vs prior quarter	2%	(7)%	(2)%	(4)%	8%
Current quarter vs prior year quarter	27%	16%	(5)%	(10)%	(5)%
Percent of total	54%	53%	54%	52%	54%

Total net revenues	$2,195,661	$2,117,531	$2,035,846	$2,020,586	$2,097,992

Current quarter vs prior quarter	0%	(4)%	(4)%	(1)%	4%
Current quarter vs prior year quarter	20%	12%	(7)%	(8)%	(4)%

*	Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, Skype user’s Internet protocol address, online property that generates advertising, or other service provider, as the case may be, is located.

eBay Inc.

Unaudited Payments Supplemental Operating Data

	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

	(In millions, except percentages)
Active registered accounts (1)	62.6	65.3	70.4	73.1	75.4
Current quarter vs prior quarter	4%	4%	8%	4%	3%
Current quarter vs prior year quarter	19%	19%	23%	22%	20%

Net number of payments (2)	210.9	214.5	252.2	254.1	259.6
Current quarter vs prior quarter	(0)%	2%	18%	1%	2%
Current quarter vs prior year quarter	26%	25%	24%	20%	23%

Net total payment volume (3)	$14,930	$14,812	$15,988	$15,859	$16,705
Current quarter vs prior quarter	4%	(1)%	8%	(1)%	5%
Current quarter vs prior year quarter	35%	28%	14%	10%	12%
Merchant Services net total payment volume as % of net total payment volume	49%	51%	50%	53%	55%
Bill Me Later net total payment volume as % of net total payment volume	—	—	1%	1%	1%

Transaction rates (4)
Transaction revenue rate	3.89%	3.89%	3.78%	3.81%	3.77%
Transaction processing expense rate	1.23%	1.20%	1.16%	1.16%	1.15%
Transaction loss rate	0.27%	0.29%	0.33%	0.28%	0.30%

Loan portfolio rates
Risk adjusted margin (5)	—	—	13.37%	11.36%	10.28%
Net charge off rate (6)	—	—	8.75%	8.95%	11.08%
90-day delinquency rate (7)	—	—	3.94%	4.57%	4.64%

(1)	All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.
(2)	Number of payments, net of payment reversals, successfully completed through our payments network or on Bill Me Later accounts during the period, excluding the payment gateway business.
(3)	Total dollar volume of payments, net of payment reversals, successfully completed through our payments network or on Bill Me Later accounts during the quarter, excluding the payment gateway business.
(4)	Transaction rates represent the ratio of Payments net transaction revenues (including the payment gateway business and Bill Me Later), Payments third-party processing expenses, and Payments fraud and protection program losses relative to net total payment volume.
(5)	Risk adjusted margin represents the annualized ratio of Bill Me Later total revenue less cost of funds less net credit and fraud losses relative to average loans receivable for the 3-month period.
(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the 3-month period.
(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed 3 or more consecutive payments relative to total ending loan receivables.

eBay Inc.

Unaudited eBay Marketplaces Supplemental Operating Data

	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
	(In millions, except percentages)
Active Users (1)	86.3	87.2	87.7	88.3	88.4
Current quarter vs prior quarter	0%	1%	1%	1%	0%
Current quarter vs prior year quarter	2%	3%	3%	2%	2%

Gross Merchandise Volume (excluding vehicles) (2)	$12,301	$11,361	$11,470	$10,797	$11,127
Current quarter vs prior quarter	(4)%	(8)%	1%	(6)%	3%
Current quarter vs prior year quarter	11%	3%	(12)%	(16)%	(10)%

Vehicles Gross Merchandise Volume (3)	$3,383	$2,922	$2,176	$2,074	$2,300
Current quarter vs prior quarter	7%	(14)%	(26)%	(5)%	11%
Current quarter vs prior year quarter	(0)%	(12)%	(30)%	(35)%	(32)%

Fixed Price Trading (4) as % of total gross merchandise volume	43%	46%	49%	49%	51%

Rent.com, Shopping.com and eBay’s classifieds websites are not included in these metrics.

(1)	All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and Internet Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.
(2)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.
(3)	Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.
(4)	Primarily, total GMV related to eBay’s “Buy It Now” feature on eBay Marketplaces trading platforms during the quarter.

eBay Inc.

Unaudited Communications Supplemental Operating Data

	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009
	(In millions, except percentages)
Registered users (1)	338.2	370.2	405.3	443.2	480.5
Current quarter vs prior quarter	9%	9%	9%	9%	8%
Current quarter vs prior year quarter	54%	51%	47%	43%	42%

(1)	Cumulative number of unique user accounts, which includes, among other things, users who may have registered via non-Skype based websites and users that have more than one account.

eBay Inc.

Business Outlook

(In Millions, Except per Share Amounts)

The guidance figures provided below and elsewhere in this press release are forward-looking statements and are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from the information below. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations web site at http://investor.ebay.com or the SEC’s web site at www.sec.gov.

Three months ending September 30, 2009
	GAAP	Non-GAAP(a)
Net revenues	$2,050 - $2,150	$2,050 - $2,150
Diluted EPS	$0.22 - $0.24	$0.34 - $0.36

(a)	Estimated non-GAAP amounts above for the three months ending September 30, 2009, reflects the estimated quarterly adjustments that exclude the amortization of acquired intangible assets of approximately $90.0-$100.0 million, stock-based compensation expense and employer payroll taxes on stock-based compensation of approximately $95.0-$115.0 million and restructuring charges of approximately $5.0-$10.0 million. See further discussion regarding non-GAAP measures of financial performance on the following pages.

eBay Inc.

Non-GAAP Measures of Financial Performance

To supplement the company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 12, 14 and 15 of this press release.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:

Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Employer payroll taxes on stock-based compensation. This amount is dependent on eBay’s stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay’s operation of the business.

Amortization or impairment of acquired intangible assets and impairment of goodwill. eBay incurs amortization or impairments of acquired intangible assets and goodwill in connection with acquisitions. eBay excludes these items because they arise from eBay’s prior acquisitions and management does not believe it has any direct correlation to the current operating results of eBay’s business.

Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.

Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	June 30, 2008	June 30, 2009
	(In thousands, except percentages)
GAAP operating income	$545,367	$411,689
Stock-based compensation expense	91,849	96,434
Employer payroll taxes on stock-based compensation	1,746	934
Amortization of acquired intangible assets within cost of net revenues	6,607	11,747
Amortization of acquired intangible assets within operating expenses	54,918	63,795
Restructuring	—	17,653

Non-GAAP operating income	$700,487	$602,252

Non-GAAP operating margin	31.9%	28.7%

Reconciliation of GAAP Net Income to Non-GAAP Net Income
	Three Months Ended
	June 30, 2008	June 30, 2009
	(In thousands, except per share amounts)
GAAP net income	$460,345	$327,342
Stock-based compensation expense	91,849	96,434
Employer payroll taxes on stock-based compensation	1,746	934
Amortization of acquired intangible assets within cost of net revenues	6,607	11,747
Amortization of acquired intangible assets within operating expenses	54,918	63,795
Restructuring	—	17,653
Income taxes associated with certain non-GAAP entries	(47,928)	(39,308)

Non-GAAP net income	$567,537	$478,597

Diluted net income per share:

GAAP	$0.35	$0.25

Non-GAAP	$0.43	$0.37

Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,325,136	1,300,434

eBay Inc.

Reconciliation of GAAP to Non-GAAP Effective Tax Rate

	Three Months Ended
	June 30, 2008	June 30, 2009
	(In thousands, except percentages)
GAAP provision for income taxes (a)	$107,788	$79,818
Income taxes associated with certain non-GAAP entries	47,928	39,308

Non-GAAP provision for income taxes (b)	$155,716	$119,126

GAAP income before income taxes (c)	$568,133	$407,160
Stock-based compensation expense	91,849	96,434
Employer payroll taxes on stock-based compensation	1,746	934
Amortization of acquired intangible assets within cost of net revenues	6,607	11,747
Amortization of acquired intangible assets within operating expenses	54,918	63,795
Restructuring	—	17,653

Non-GAAP income before income taxes (d)	$723,253	$597,723

GAAP effective tax rate (a/c)	19%	20%

Non-GAAP effective tax rate (b/d)	22%	20%

Reconciliation of Operating Cash Flow to Free Cash Flow
	Three Months Ended
	June 30, 2008	June 30, 2009
	(In thousands)
Net cash provided by operating activities	$738,407	$730,718
Less: Purchases of property and equipment, net	(121,683)	(128,454)

Free cash flow	$616,724	$602,264